Exhibit 99.1

COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION

Acquisition of Sterling Bancshares, Inc. (Sterling) Expands Growth in Texas

Commercial Loans and Texas Drive Period-End Legacy Comerica Growth

Share Repurchases Increase

DALLAS/October 19, 2011 – Comerica Incorporated (NYSE: CMA) today reported third quarter 2011 net income of $98 million, an increase of $2 million compared to $96 million for the second quarter 2011. Third quarter 2011 included merger and restructuring charges of $33 million ($21 million, after tax; $0.11 per diluted share) associated with the acquisition of Sterling, completed on July 28, 2011, compared to $5 million ($3 million, after tax; $0.02 per diluted share) in the second quarter 2011.

(dollar amounts in millions, except per share data)	3rd Qtr ‘11		2nd Qtr ‘11	3rd Qtr ‘10
Net interest income	$423		$391	$404
Provision for loan losses	38		47	122
Noninterest income	201		202	186
Noninterest expenses (a)	460		409	402
Provision for income taxes	28		41	7

Net income	98		96	59

Net income attributable to common shares	97		95	59

Diluted income per common share	0.51		0.53	0.33

Average diluted shares (in millions)	192		178	178

Tier 1 common capital ratio (c)	10.57	% (b)	10.53%	9.96%
Tangible common equity ratio (c)	10.43		10.90	10.39

Net interest margin (d)	3.18		3.14	3.23

(a) Included restructuring expenses of $33 million and $5 million in the third and second quarters of 2011, respectively, associated with the acquisition of Sterling on July 28, 2011.

(b) September 30, 2011 ratio is estimated.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) Excess liquidity reduced the net interest margin by 29 basis points, 21 basis points and 19 basis points in the 3rd quarter 2011, 2nd quarter 2011 and 3rd quarter 2010, respectively.

“Our third quarter results reflect our acquisition of Sterling, which expands our growth in Texas, a state expected to outperform the national economy again this year,” said Ralph W. Babb Jr., chairman and chief executive officer.  “Systems integrations are on track and expected to be completed by year-end.  We plan to capitalize on revenue synergies, including opportunities to leverage distribution channels to increase commercial lending and cross-sales of cash management and other services, as well as wealth management products.  In short, the Sterling acquisition provides an exceptional growth opportunity in one of the most attractive markets in the U.S.

“The Sterling acquisition primarily drove our $2 billion increase in period-end loans in the third quarter.  Comerica legacy loans reflected increases in Texas, as well as in commercial loans, primarily in Specialty Businesses, including Mortgage Banker Finance, Technology and Life Sciences and Energy Lending; offset by decreases in National Dealer Services, Global Corporate Banking and Small Business Banking.”

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 2

“With the uncertain national and global economies, we have heightened our focus on revenue generating initiatives and expense controls,” said Babb.  “In addition to delivering the revenue and expense synergies from the Sterling acquisition, we plan to reallocate resources to faster growing businesses, leverage opportunities to lower deposit pricing and continue to utilize technology to produce efficiencies, among many other action items.  By continuing to strengthen our franchise, we believe we will be able to drive growth in this challenging economic environment.”

Third Quarter 2011 Highlights Compared to Second Quarter 2011

•                  Period-end total loans increased $2.0 billion, primarily due to the addition of Sterling. Comerica legacy period-end loans primarily reflected an increase in Specialty Businesses ($1.0 billion; 20 percent), offset by decreases in the National Dealer Services ($290 million; 9 percent), Global Corporate Banking ($194 million; 4 percent), Commercial Real Estate ($152 million; 4 percent) and Small Business Banking ($125 million; 4 percent) business lines.  The increase in period-end Comerica legacy loans in Specialty Businesses primarily reflected increases in Mortgage Banker Finance ($450 million), Technology and Life Sciences ($264 million) and Energy Lending ($208 million). Specialty Businesses, along with $393 million from Sterling, were the primary contributors to the $1.1 billion increase in period-end commercial loans. Comerica legacy commercial loans increased $668 million, or three percent. In the Texas market, Comerica legacy period-end total loans increased $113 million, or two percent.

•                  Average core deposits increased $3.5 billion in the third quarter 2011, with increases in all major markets, led by the Texas market, which reflected average Sterling core deposits of $2.5 billion.

•                  The net interest margin of 3.18 percent increased four basis points compared to the second quarter 2011, primarily resulting from the acquisition of the Sterling loan portfolio.  Accretion of the purchase discount on the acquired Sterling loan portfolio increased the net interest margin by 20 basis points, partially offset by the impact of an increase in excess liquidity (-8 basis points) and accelerated premium amortization due to increased prepayment activity on mortgage-backed investment securities (-6 basis points).

•                  Credit quality continued to improve in the third quarter 2011. Net credit-related charge-offs decreased $13 million to $77 million.  Watch list loans and nonperforming loans continued to trend downward for both Comerica legacy loans and the acquired Sterling loan portfolio.

•                  Noninterest expenses increased $51 million to $460 million in the third quarter 2011, compared to the second quarter 2011. Third quarter 2011 noninterest expenses included $18 million of noninterest expenses from Sterling operations and $33 million of merger and restructuring charges related to the Sterling acquisition, up from $5 million in the second quarter 2011.

•                  Comerica repurchased 2.1 million shares of common stock under the share repurchase program in the third quarter 2011, compared to 400,000 shares repurchased in the first half of 2011.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 3

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income	$423	$391	$404

Net interest margin	3.18%	3.14%	3.23%

Selected average balances (a):
Total earning assets	$53,243	$50,136	$50,189
Total investment securities	8,158	7,407	6,906
Federal Reserve Bank deposits (excess liquidity)	4,800	3,382	2,983
Total loans	40,098	39,174	40,102

Total core deposits (b)	44,643	41,067	38,786
Total noninterest-bearing deposits	17,511	15,786	14,920

(a) Average balances in 3rd quarter 2011 include Sterling balances from July 28 through September 30, 2011.

(b) Core deposits exclude other time deposits and foreign office time deposits.

•                  The $32 million increase in net interest income in the third quarter 2011, when compared to the second quarter 2011, resulted primarily from an increase in average earning assets and the accretion of the purchase discount on the acquired Sterling loan portfolio of $27 million, partially offset by accelerated premium amortization of $8 million due to increased prepayment activity on mortgage-backed investment securities.

•                  The net interest margin of 3.18 percent increased four basis points compared to the second quarter 2011.  The increase in the net interest margin resulted primarily from the acquisition of the Sterling loan portfolio, partially offset by the impact of an increase in excess liquidity (-8 basis points) and accelerated premium amortization on mortgage-backed investment securities (-6 basis points).  Accretion of the purchase discount on the acquired Sterling loan portfolio increased the net interest margin by 20 basis points.

•                  Average earning assets increased $3.1 billion, primarily due to increases of $924 million in average loans, $751 million in average investment securities available-for-sale and $1.4 billion in excess liquidity.  Sterling contributed $1.4 billion and $700 million, respectively, to the increases in average loans and average investment securities available-for-sale.

•                  Third quarter 2011 average core deposits increased $3.5 billion compared to second quarter 2011. Noninterest-bearing deposits increased $1.7 billion, money market and interest-bearing checking deposits increased $1.4 billion and customer certificates of deposit increased $269 million. Sterling provided $2.5 billion of the total increase in average core deposits.

Noninterest Income

Noninterest income was $201 million for the third quarter 2011, compared to $202 million for the second quarter 2011.  The $1 million decrease primarily resulted from decreases in fiduciary income ($2 million) and other noninterest income ($14 million), partially offset by increases in net securities gains ($8 million) and several fee categories.  The decrease in other noninterest income primarily resulted from decreases in deferred compensation asset returns ($7 million) (offset by a decrease in deferred compensation plan costs in noninterest expense) and principal investing and warrants ($4 million).  Noninterest income included $16 million from Sterling in the third quarter 2011, which included net securities gains of $11 million, primarily due to the repositioning of the acquired Sterling investment securities portfolio.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 4

Noninterest Expenses

Noninterest expenses totaled $460 million in the third quarter 2011, an increase of $51 million from the second quarter 2011. The increase in non-interest expenses primarily reflected an increase in merger and restructuring charges of $28 million and $18 million of noninterest expenses from Sterling operations.  Merger and restructuring charges include the incremental costs to integrate the operations of Sterling.  Such expenses include costs related to terminations of certain existing Sterling leases and other contracts, systems integration and related charges, estimated severance and other employee-related charges, and other transaction costs.

Provision for Income Taxes

The provision for income taxes was $28 million, a decrease of $13 million from the previous quarter.  The second quarter 2011 provision for income taxes included net after-tax charges of $8 million for various tax items.

Credit Quality

“We continue to be very pleased with our broad-based, steady improvement in credit quality,” said Babb.  “This was the ninth consecutive quarter of decline in net charge-offs, with a $13 million decrease.  Internal watch list loans and nonperforming loans continued to trend downward for both Comerica legacy loans and the Sterling loan portfolio.  We continued to see reductions in inflows to nonaccrual loans and positive migration in other credit metrics. Our customers, generally, are in a stronger position today, with higher liquidity, lower leverage and increased efficiency.  These positive attributes will assist them in whatever economic scenario emerges in the coming months.  As a result of the overall improvements in credit quality we have seen, the provision for loan losses declined to $38 million.”

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net credit-related charge-offs	$77	$90	$132
Net credit-related charge-offs/Average total loans	0.77%	0.92%	1.32%

Provision for loan losses	$38	$47	$122
Provision for credit losses on lending-related commitments	(3)	(2)	(6)
Total provision for credit losses	35	45	116

Nonperforming loans (a)	958	974	1,191
Nonperforming assets (NPAs) (a)	1,045	1,044	1,311
NPAs/Total loans and foreclosed property	2.53%	2.66%	3.24%

Loans past due 90 days or more and still accruing	$81	$64	$104

Allowance for loan losses	767	806	957
Allowance for credit losses on lending-related commitments (b)	27	30	38
Total allowance for credit losses	794	836	995

Allowance for loan losses/Total loans (c)	1.86%	2.06%	2.38%
Allowance for loan losses/Nonperforming loans	80	83	80

(a) Excludes loans acquired with credit impairment.

(b) Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

(c) Reflects the impact of acquired loans, which were initially recorded at fair value, with no related allowance for loan losses.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 5

Credit Quality (continued)

•                  Net credit-related charge-offs decreased $13 million to $77 million in the third quarter 2011, from $90 million in the second quarter 2011. The decrease in net credit-related charge-offs primarily reflected a decrease of $18 million in the Middle Market business line, partially offset by an increase of $8 million in the Commercial Real Estate business line.

•                  Watch list loans and nonperforming loans continued to trend downward for both Comerica legacy loans and the acquired Sterling loan portfolio.  Internal watch list loans increased $142 million to $5.0 billion from June 30, 2011 to September 30, 2011, due to the inclusion of $405 million of Sterling watch list loans at September 30, 2011.

•                  During the third quarter 2011, $130 million of borrower relationships greater than $2 million were transferred to nonaccrual status, a decrease of $20 million from the second quarter 2011.  Of the transfers of borrower relationships greater than $2 million to nonaccrual in the third quarter 2011, $63 million were from the Middle Market business line, primarily in the Western and Midwest markets, and $48 million were from the Commercial Real Estate business line, primarily in the Western market.

•                  Nonperforming loans decreased $16 million, compared to June 30, 2011, to $958 million, or 2.32 percent of total loans, at September 30, 2011.  Nonperforming assets included $24 million of Sterling foreclosed property at September 30, 2011.

•                  The allowance for loan losses to total loans ratio was 1.86 percent and 2.06 percent at September 30, 2011 and June 30, 2011, respectively.  The decrease in the ratio primarily reflected the impact of the Sterling loans recorded at fair value at acquisition without a corresponding allowance for loan losses.  The remaining fair value discount on Sterling acquired loans was $236 million at September 30, 2011.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $60.9 billion and $7.0 billion, respectively, at September 30, 2011, compared to $54.1 billion and $6.0 billion, respectively, at June 30, 2011. There were approximately 199 million common shares outstanding at September 30, 2011. Comerica repurchased 2.1 million shares of common stock in the open market during the third quarter 2011 under the share repurchase program.

As previously announced, Comerica completed the acquisition of Sterling on July 28, 2011.  In connection with the acquisition, Comerica issued approximately 24 million shares of common stock.  The fair value of assets acquired included $2.1 billion of loans and $1.5 billion of investment securities, and liabilities assumed included $4.0 billion of deposits. Goodwill resulting from the acquisition totaled $485 million.

Comerica’s tangible common equity ratio was 10.43 percent at September 30, 2011, a decrease of 47 basis points from June 30, 2011.  The estimated Tier 1 common capital ratio increased four basis points, to 10.57 percent at September 30, 2011, from June 30, 2011.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 6

Fourth Quarter 2011 Outlook

For the fourth quarter 2011, compared to the third quarter 2011, management expects the following, assuming a continuation of the current economic environment:

•                  A low-single digit increase in average total loans, largely reflecting the impact of one additional month of Sterling. Period-end loans are expected to be relatively stable.  In the fourth quarter 2011, loans in the National Dealer Services business line are expected to grow, Mortgage Banker Finance loan growth is expected to moderate, and loans in the Commercial Real Estate business line are expected to continue to decrease.

•                  Average earning assets of approximately $54.5 billion, reflecting increases, primarily related to Sterling, in average loans and average investment securities available-for-sale.

•                  An average net interest margin of about 3.15 percent, reflecting the benefit from an increase in mortgage-backed investment securities, one additional month of Sterling and lower excess liquidity, offset by a reduction in the accretion of the purchase discount on the acquired Sterling loan portfolio ($15 million to $20 million, compared to $27 million in the third quarter 2011).

•                  Net credit-related charge-offs between $65 million and $75 million for the fourth quarter 2011. The provision for credit losses is expected to trend modestly lower from the third quarter 2011.

•                  A mid-single digit decline in noninterest income in the fourth quarter 2011 compared to the third quarter 2011, primarily due to the impact of regulatory changes and no significant net securities gains expected in the fourth quarter 2011, partially offset by one additional month of Sterling noninterest income in the fourth quarter 2011.

•                  Excluding merger and restructuring charges, a low- to mid-single digit increase in noninterest expenses in the fourth quarter 2011 compared to the third quarter 2011, primarily due to one additional month of Sterling expenses in the fourth quarter 2011.

•                  Merger and restructuring charges of approximately $25 million, after-tax, ($40 million, pre-tax) recognized in the fourth quarter 2011.

•                  Total acquisition synergies of approximately 35 percent of Sterling expenses, or about $56 million, with the majority realized in 2012.

•                  For fourth quarter 2011, income tax expense to approximate 36 percent of income before income taxes less approximately $17 million in tax benefits.

•                  Continue share repurchase program that, combined with dividend payments, results in a payout up to 50 percent of full-year earnings.

COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 7

Business Segments

Comerica’s operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth Management.  The Finance Division is also included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at September 30, 2011 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2011 results compared to second quarter 2011.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	3rd Qtr ‘11		2nd Qtr ‘11		3rd Qtr ‘10
Business Bank	$179	86%	$176	95%	$133	114%
Retail Bank	19	9	(3)	(2)	(7)	(6)
Wealth Management	11	5	12	7	(10)	(8)
	209	100%	185	100%	116	100%
Finance	(91)		(87)		(58)
Other (a)	(20)		(2)		1
Total	$98		$96		$59

(a) Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$363	$342	$336
Provision for loan losses	20	6	57
Noninterest income	77	79	69
Noninterest expenses	162	158	155
Net income	179	176	133

Net credit-related charge-offs	40	54	99

Selected average balances:
Assets	30,602	29,893	30,309
Loans	29,949	29,380	29,940
Deposits	21,754	20,396	19,266

Net interest margin	4.81%	4.65%	4.45%

•                  Average loans increased $569 million, primarily due to the addition of Sterling and increases in Mortgage Banker Finance, Technology and Life Sciences and Global Corporate Banking, partially offset by decreases in National Dealer Services, Commercial Real Estate and Middle Market.

•                 Average deposits increased $1.4 billion, primarily due to the addition of Sterling and increases in Global Corporate Banking, the Financial Services Division and Technology and Life Sciences, partially offset by a decrease in Mortgage Banker Finance.

•                  The net interest margin of 4.81 percent increased 16 basis points, primarily due to the benefit from the accretion of the purchase discount on the acquired Sterling loan portfolio.

•                  The provision for loan losses increased $14 million, primarily reflecting increases in Commercial Real Estate and Leasing, partially offset by declines in Middle Market and Global Corporate Banking.

•                  Noninterest expenses increased $4 million, reflecting expenses from Sterling operations of $5 million and increases in net allocated corporate overhead expenses, legal fees and the provision for credit losses on lending-related commitments, partially offset by decreases in incentive compensation and FDIC insurance expense.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 8

Retail Bank

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$173	$141	$133
Provision for loan losses	17	24	24
Noninterest income	47	46	45
Noninterest expenses	174	162	165
Net income (loss)	19	(3)	(7)

Net credit-related charge-offs	28	22	19

Selected average balances:
Assets	5,991	5,453	5,777
Loans	5,489	4,999	5,314
Deposits	19,797	17,737	16,972

Net interest margin	3.46%	3.22%	3.10%

•                  Average loans increased $490 million, primarily due to the addition of Sterling, partially offset by decreases in Small Business Banking and Personal Banking.

•                  Average deposits increased $2.1 billion. Sterling contributed $1.9 billion of the increase in average deposits.

•                  The net interest margin of 3.46 percent increased 24 basis points, primarily reflecting the benefit from the accretion of the purchase discount on the acquired Sterling loan portfolio.

•                  The provision for loan losses decreased $7 million, reflecting declines in both Small Business Banking and Personal Banking.

•                  Noninterest expenses increased $12 million, primarily due to the Sterling acquisition, partially offset by a decrease in FDIC insurance expense.

Wealth Management

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$45	$48	$41
Provision for loan losses	6	14	37
Noninterest income	56	63	59
Noninterest expenses	78	76	78
Net income (loss)	11	12	(10)

Net credit-related charge-offs	9	14	14

Selected average balances:
Assets	4,674	4,728	4,855
Loans	4,652	4,742	4,824
Deposits	3,198	2,978	2,606

Net interest margin	3.85%	4.07%	3.42%

•                  Average loans decreased $90 million.

•                  Average deposits increased $220 million, primarily reflecting an increase in the Western market.

•                  The net interest margin of 3.85 percent decreased 22 basis points, primarily due to a decrease in loan spreads, partially offset by an increase in deposit balances.

•                  The provision for loan losses decreased $8 million, primarily reflecting decreases in the Midwest and Florida markets.

•                  Noninterest income decreased $7 million, primarily due to a decrease in fiduciary income.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 9

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at September 30, 2011 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2011 results compared to second quarter 2011.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	3rd Qtr ‘11		2nd Qtr ‘11		3rd Qtr ‘10
Midwest	$59	28%	$62	34%	$48	42%
Western	49	23	50	27	14	12
Texas	65	31	33	18	14	12
Florida	1	1	(5)	(3)	(6)	(5)
Other Markets	23	11	30	16	33	28
International	12	6	15	8	13	11
	209	100%	185	100%	116	100%
Finance & Other Businesses (a)	(111)		(89)		(57)
Total	$98		$96		$59

(a) Includes discontinued operations and items not directly associated with the geographic markets.

Midwest Market

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$199	$204	$200
Provision for loan losses	21	15	38
Noninterest income	96	100	99
Noninterest expenses	183	183	186
Net income	59	62	48

Net credit-related charge-offs	33	37	61

Selected average balances:
Assets	14,123	14,267	14,445
Loans	13,873	14,051	14,276
Deposits	18,511	18,319	17,777

Net interest margin	4.27%	4.46%	4.45%

•                  Average loans decreased $178 million, with an increase in Global Corporate Banking more than offset by declines in most other business lines.

•                  Average deposits increased $192 million, primarily due to an increase in Global Corporate Banking.

•                  The net interest margin of 4.27 percent decreased 19 basis points, primarily due to decreases in loan and deposit spreads and a decline in loan balances.

•                  The provision for loan losses increased $6 million, primarily reflecting an increase in Middle Market, partially offset by a decline in Global Corporate Banking.

•                  Noninterest income decreased $4 million, primarily due to decreases in fiduciary income and investment banking fees.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 10

Western Market

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$166	$166	$157
Provision for loan losses	14	20	51
Noninterest income	32	37	31
Noninterest expenses	106	108	107
Net income	49	50	14

Net credit-related charge-offs	32	26	58

Selected average balances:
Assets	12,110	12,329	12,746
Loans	11,889	12,121	12,556
Deposits	12,975	12,458	11,793

Net interest margin	5.06%	5.35%	4.96%

•                  Average loans decreased $232 million, primarily due to a decrease in National Dealer Services.

•                  Average deposits increased $517 million, reflecting increases in most business lines.

•                  The net interest margin of 5.06 percent decreased 29 basis points, primarily due to decreases in loan and deposit spreads and a decline in loan balances.

•                  The provision for loan losses decreased $6 million, primarily reflecting a decrease in Middle Market, partially offset by an increase in Commercial Real Estate.

•                  Noninterest income decreased $5 million, primarily due to a decrease in warrant income.

Texas Market

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$143	$89	$78
Provision for loan losses	(7)	(2)	17
Noninterest income	29	25	21
Noninterest expenses	79	63	61
Net income	65	33	14

Total net credit-related charge-offs	2	3	5

Selected average balances:
Assets	8,510	7,081	6,556
Loans	8,145	6,871	6,357
Deposits	8,865	6,175	5,443

Net interest margin	6.40%	5.19%	4.87%

•                  Average loans increased $1.3 billion, primarily due to the addition of Sterling.

•                  Average deposits increased $2.7 billion, primarily reflecting the addition of Sterling and an increase in Global Corporate Banking.

•                  The net interest margin of 6.40 percent increased 121 basis points, primarily reflecting the benefit from the accretion of the purchase discount on the acquired Sterling loan portfolio and higher loan spreads, partially offset by a decline in deposit spreads.

•                  The provision for loan losses decreased $5 million, primarily reflecting a decrease in Middle Market.

•                  Noninterest income increased $4 million, primarily due to increases in warrant income and service charges on deposit accounts related to the Sterling acquisition.

•                  Noninterest expenses increased $16 million, primarily due to the Sterling acquisition.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 11

Florida Market

(dollar amounts in millions)	3rd Qtr ‘11	2nd Qtr ‘11	3rd Qtr ‘10
Net interest income (FTE)	$11	$12	$10
Provision for loan losses	2	11	10
Noninterest income	4	4	4
Noninterest expenses	11	12	13
Net income (loss)	1	(5)	(6)

Net credit-related charge-offs	5	15	6

Selected average balances:
Assets	1,450	1,534	1,528
Loans	1,477	1,565	1,549
Deposits	404	396	364

Net interest margin	2.94%	3.14%	2.61%

•                  Average loans decreased $88 million, primarily due to decreases in National Dealer Services and Commercial Real Estate.

•                  The net interest margin of 2.94 percent decreased 20 basis points, primarily due to decreases in loan and deposits spreads.

•                  The provision for loan losses decreased $9 million, primarily reflecting decreases in Commercial Real Estate, Middle Market and Private Banking.

Conference Call and Webcast

Comerica will host a conference call to review third quarter 2011 financial results at 7 a.m. CT Wednesday, October 19, 2011. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 11574116). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A telephone replay will be available approximately two hours following the conference call through October 31, 2011. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 11574116). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS THIRD QUARTER 2011 NET INCOME OF $98 MILLION – 12

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective,” “pending,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions and related credit and market conditions; changes in trade, monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; adverse conditions in the capital markets; the interdependence of financial service companies; changes in regulation or oversight, including the effects of recently enacted legislation, actions taken by or proposed by the U.S. Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking and the Federal Deposit Insurance Corporation, legislation or regulations enacted in the future, and the impact and expiration of such legislation and regulatory actions; unfavorable developments concerning credit quality; the acquisition of Sterling Bancshares, Inc., or any future acquisitions; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines; the implementation of Comerica’s strategies and business models, including the anticipated performance of any new banking centers and the implementation of revenue enhancements and efficiency improvements; Comerica’s ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties or information security problems; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; the entry of new competitors in Comerica’s markets; changes in customer borrowing, repayment, investment and deposit practices; management’s ability to maintain and expand customer relationships; management’s ability to retain key officers and employees; the impact of legal and regulatory proceedings; the effectiveness of methods of reducing risk exposures; the effects of war and other armed conflicts or acts of terrorism and the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 16 of Comerica’s Annual Report on Form 10-K for the year ended December 31, 2010, “Item 1A. Risk Factors” beginning on page 65 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and “Item 1A. Risk Factors” beginning on page 74 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Tracy Fralick
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions, except per share data)	2011	2011	2010	2011	2010
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.51	$0.53	$0.33	$1.61	$0.34
Cash dividends declared	0.10	0.10	0.05	0.30	0.15
Common shareholders’ equity (at period end)	34.94	34.15	33.19

Average diluted shares (in thousands)	191,634	177,602	177,686	182,602	171,260
KEY RATIOS
Return on average common shareholders’ equity	5.91%	6.41%	4.07%	6.44%	1.40%
Return on average assets	0.67	0.70	0.43	0.71	0.43
Tier 1 common capital ratio (a) (b)	10.57	10.53	9.96
Tier 1 risk-based capital ratio (b)	10.65	10.53	9.96
Total risk-based capital ratio (b)	14.84	14.80	14.37
Leverage ratio (b)	11.41	11.40	10.91
Tangible common equity ratio (a)	10.43	10.90	10.39
AVERAGE BALANCES
Commercial loans	$22,127	$21,677	$20,967	$21,769	$20,963
Real estate construction loans:
Commercial Real Estate business line (c)	1,269	1,486	2,203	1,501	2,559
Other business lines (d)	430	395	422	417	438
Total real estate construction loans	1,699	1,881	2,625	1,918	2,997
Commercial mortgage loans:
Commercial Real Estate business line (c)	2,244	1,912	2,065	2,046	2,005
Other business lines (d)	8,031	7,724	8,192	7,856	8,333
Total commercial mortgage loans	10,275	9,636	10,257	9,902	10,338
Residential mortgage loans	1,606	1,525	1,590	1,577	1,610
Consumer loans	2,292	2,243	2,421	2,272	2,450
Lease financing	936	958	1,064	960	1,100
International loans	1,163	1,254	1,178	1,212	1,233
Total loans	40,098	39,174	40,102	39,610	40,691

Earning assets	53,243	50,136	50,189	50,923	51,645
Total assets	58,238	54,517	54,729	55,526	56,158
Noninterest-bearing deposits	17,511	15,786	14,920	16,259	14,922
Interest-bearing core deposits	27,132	25,281	23,866	25,721	23,400
Total core deposits	44,643	41,067	38,786	41,980	38,322
Common shareholders’ equity	6,633	5,972	5,842	6,150	5,543
Total shareholders’ equity	6,633	5,972	5,842	6,150	6,134
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis)	$424	$392	$405	$1,212	$1,245
Fully taxable equivalent adjustment	1	1	1	3	4
Net interest margin (fully taxable equivalent basis)	3.18%	3.14%	3.23%	3.19%	3.23%
CREDIT QUALITY
Nonaccrual loans	$929	$941	$1,163
Reduced-rate loans	29	33	28
Total nonperforming loans (e)	958	974	1,191
Foreclosed property (f)	87	70	120
Total nonperforming assets (e)	1,045	1,044	1,311

Loans past due 90 days or more and still accruing	81	64	104

Gross loan charge-offs	90	125	145	$338	$487
Loan recoveries	13	35	13	70	36
Net loan charge-offs	77	90	132	268	451
Lending-related commitment charge-offs	—	—	—	—	—
Total net credit-related charge-offs	77	90	132	268	451

Allowance for loan losses	767	806	957
Allowance for credit losses on lending-related commitments	27	30	38
Total allowance for credit losses	794	836	995

Allowance for loan losses as a percentage of total loans (g)	1.86%	2.06%	2.38%
Net loan charge-offs as a percentage of average total loans	0.77	0.92	1.32	0.90%	1.48%
Net credit-related charge-offs as a percentage of average total loans	0.77	0.92	1.32	0.90	1.48
Nonperforming assets as a percentage of total loans and foreclosed property (e)	2.53	2.66	3.24
Allowance for loan losses as a percentage of total nonperforming loans	80	83	80

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) September 30, 2011 ratios are estimated.

(c) Primarily loans to real estate investors and developers.

(d) Primarily loans secured by owner-occupied real estate.

(e) Excludes loans acquired with credit-impairment.

(f) Included Sterling foreclosed property of $24 million at September 30, 2011.

(g) Reflects the impact of acquired loans, which were initially recorded at fair value with no related allowance for loan losses.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	December 31,	September 30,
(in millions, except share data)	2011	2011	2010	2010
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$981	$987	$668	$863

Federal funds sold and securities purchased under agreements to resell	—	—	—	100
Interest-bearing deposits with banks	4,217	2,479	1,415	3,031
Other short-term investments	137	124	141	115

Investment securities available-for-sale	9,732	7,537	7,560	6,816

Commercial loans	23,113	22,052	22,145	21,432
Real estate construction loans	1,648	1,728	2,253	2,444
Commercial mortgage loans	10,539	9,579	9,767	10,180
Residential mortgage loans	1,643	1,491	1,619	1,586
Consumer loans	2,309	2,232	2,311	2,403
Lease financing	927	949	1,009	1,053
International loans	1,046	1,162	1,132	1,182
Total loans	41,225	39,193	40,236	40,280
Less allowance for loan losses	(767)	(806)	(901)	(957)
Net loans	40,458	38,387	39,335	39,323

Premises and equipment	685	641	630	639
Customers’ liability on acceptances outstanding	8	10	9	13
Accrued income and other assets	4,670	3,976	3,909	4,104
Total assets	$60,888	$54,141	$53,667	$55,004

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$19,116	$16,344	$15,538	$15,763

Money market and NOW deposits	20,237	18,033	17,622	17,288
Savings deposits	1,771	1,462	1,397	1,363
Customer certificates of deposit	5,980	5,551	5,482	5,723
Other time deposits	45	—	—	—
Foreign office time deposits	303	368	432	494
Total interest-bearing deposits	28,336	25,414	24,933	24,868
Total deposits	47,452	41,758	40,471	40,631

Short-term borrowings	164	67	130	179
Acceptances outstanding	8	10	9	13
Accrued expenses and other liabilities	1,304	1,062	1,126	1,085
Medium- and long-term debt	5,009	5,206	6,138	7,239
Total liabilities	53,937	48,103	47,874	49,147

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares at 9/30/11 and 203,878,110 shares at 6/30/11, 12/31/10 and 9/30/10	1,141	1,019	1,019	1,019
Capital surplus	2,162	1,472	1,481	1,473
Accumulated other comprehensive loss	(230)	(308)	(389)	(238)
Retained earnings	5,471	5,395	5,247	5,171
Less cost of common stock in treasury - 29,238,425 shares at 9/30/11, 27,092,427 shares at 6/30/11, 27,342,518 shares at 12/31/10, and 27,394,831 shares at 9/30/10	(1,593)	(1,540)	(1,565)	(1,568)
Total shareholders’ equity	6,951	6,038	5,793	5,857
Total liabilities and shareholders’ equity	$60,888	$54,141	$53,667	$55,004

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2011	2010	2011	2010

INTEREST INCOME
Interest and fees on loans	$405	$399	$1,149	$1,223
Interest on investment securities	54	55	170	177
Interest on short-term investments	4	2	9	8
Total interest income	463	456	1,328	1,408

INTEREST EXPENSE
Interest on deposits	24	27	69	91
Interest on medium- and long-term debt	16	25	50	76
Total interest expense	40	52	119	167
Net interest income	423	404	1,209	1,241
Provision for loan losses	38	122	134	423
Net interest income after provision for loan losses	385	282	1,075	818

NONINTEREST INCOME
Service charges on deposit accounts	53	51	156	159
Fiduciary income	37	38	115	115
Commercial lending fees	22	22	64	66
Letter of credit fees	19	19	55	56
Card fees	17	15	47	43
Foreign exchange income	11	8	30	28
Bank-owned life insurance	10	9	27	26
Brokerage fees	5	6	17	18
Net securities gains	12	—	18	3
Other noninterest income	15	18	81	60
Total noninterest income	201	186	610	574

NONINTEREST EXPENSES
Salaries	192	187	565	535
Employee benefits	53	47	153	136
Total salaries and employee benefits	245	234	718	671
Net occupancy expense	44	40	122	120
Equipment expense	17	15	49	47
Outside processing fee expense	25	23	74	69
Software expense	22	22	65	66
Merger and restructuring charges	33	—	38	—
FDIC insurance expense	8	14	35	47
Legal fees	12	9	29	26
Advertising expense	7	7	21	23
Other real estate expense	5	7	19	24
Litigation and operational losses	8	2	16	5
Provision for credit losses on lending-related commitments	(3)	(6)	(8)	1
Other noninterest expenses	37	35	106	104
Total noninterest expenses	460	402	1,284	1,203
Income from continuing operations before income taxes	126	66	401	189
Provision for income taxes	28	7	104	25
Income from continuing operations	98	59	297	164
Income from discontinued operations, net of tax	—	—	—	17
NET INCOME	98	59	297	181
Less:
Preferred stock dividends	—	—	—	123
Income allocated to participating securities	1	—	3	—
Net income attributable to common shares	$97	$59	$294	$58

Basic earnings per common share:
Income from continuing operations	$0.51	$0.34	$1.63	$0.24
Net income	0.51	0.34	1.63	0.34

Diluted earnings per common share:
Income from continuing operations	0.51	0.33	1.61	0.24
Net income	0.51	0.33	1.61	0.34

Cash dividends declared on common stock	20	9	55	26
Cash dividends declared per common share	0.10	0.05	0.30	0.15

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Third	Second	First	Fourth	Third	Third Quarter 2011 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Second Quarter 2011		Third Quarter 2010
(in millions, except per share data)	2011	2011	2011	2010	2010	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$405	$369	$375	$394	$399	$36	9%	$6	1%
Interest on investment securities	54	59	57	49	55	(5)	(7)	(1)	—
Interest on short-term investments	4	3	2	2	2	1	41	2	49
Total interest income	463	431	434	445	456	32	7	7	1

INTEREST EXPENSE
Interest on deposits	24	23	22	24	27	1	3	(3)	(13)
Interest on short-term borrowings	—	—	—	1	—	—	3	—	(78)
Interest on medium- and long-term debt	16	17	17	15	25	(1)	(8)	(9)	(36)
Total interest expense	40	40	39	40	52	—	(2)	(12)	(24)
Net interest income	423	391	395	405	404	32	8	19	5
Provision for loan losses	38	47	49	57	122	(9)	(19)	(84)	(69)
Net interest income after provision for loan losses	385	344	346	348	282	41	12	103	36

NONINTEREST INCOME
Service charges on deposit accounts	53	51	52	49	51	2	5	2	3
Fiduciary income	37	39	39	39	38	(2)	(7)	(1)	(2)
Commercial lending fees	22	21	21	29	22	1	1	—	(1)
Letter of credit fees	19	18	18	20	19	1	2	—	(1)
Card fees	17	15	15	15	15	2	6	2	12
Foreign exchange income	11	10	9	11	8	1	14	3	30
Bank-owned life insurance	10	9	8	14	9	1	14	1	10
Brokerage fees	5	6	6	7	6	(1)	(4)	(1)	(8)
Net securities gains	12	4	2	—	—	8	N/M	12	N/M
Other noninterest income	15	29	37	31	18	(14)	(47)	(3)	(18)
Total noninterest income	201	202	207	215	186	(1)	(1)	15	7

NONINTEREST EXPENSES
Salaries	192	185	188	205	187	7	4	5	3
Employee benefits	53	50	50	43	47	3	6	6	13
Total salaries and employee benefits	245	235	238	248	234	10	4	11	5
Net occupancy expense	44	38	40	42	40	6	12	4	9
Equipment expense	17	17	15	16	15	—	3	2	9
Outside processing fee expense	25	25	24	27	23	—	2	2	10
Software expense	22	20	23	23	22	2	5	—	—
Merger and restructuring charges	33	5	—	—	—	28	N/M	33	N/M
FDIC insurance expense	8	12	15	15	14	(4)	(42)	(6)	(49)
Legal fees	12	8	9	9	9	4	39	3	32
Advertising expense	7	7	7	8	7	—	—	—	(5)
Other real estate expense	5	6	8	5	7	(1)	(2)	(2)	(28)
Litigation and operational losses	8	5	3	6	2	3	83	6	N/M
Provision for credit losses on lending-related commitments	(3)	(2)	(3)	(3)	(6)	(1)	(52)	3	49
Other noninterest expenses	37	33	36	41	35	4	18	2	10
Total noninterest expenses	460	409	415	437	402	51	12	58	14
Income before income taxes	126	137	138	126	66	(11)	(8)	60	88
Provision for income taxes	28	41	35	30	7	(13)	(33)	21	N/M
NET INCOME	98	96	103	96	59	2	2	39	65
Less:
Income allocated to participating securities	1	1	1	1	—	—	(9)	1	65
Net income attributable to common shares	$97	$95	$102	$95	$59	$2	2%	$38	65%

Earnings per common share:
Basic	$0.51	$0.54	$0.58	$0.54	$0.34	$(0.03)	(6)%	$0.17	50%
Diluted	0.51	0.53	0.57	0.53	0.33	(0.02)	(4)	0.18	55

Cash dividends declared on common stock	20	18	17	18	9	2	11	11	N/M
Cash dividends declared per common share	0.10	0.10	0.10	0.10	0.05	—	—	0.05	N/M

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2011			2010
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$806	$849	$901	$957	$967

Loan charge-offs:
Commercial	33	66	65	43	38
Real estate construction:
Commercial Real Estate business line (a)	11	12	8	34	40
Other business lines (b)	—	—	1	—	1
Total real estate construction	11	12	9	34	41
Commercial mortgage:
Commercial Real Estate business line (a)	12	8	9	9	16
Other business lines (b)	21	23	25	34	40
Total commercial mortgage	33	31	34	43	56
Residential mortgage	4	7	2	5	2
Consumer	9	9	8	15	7
Lease financing	—	—	—	—	—
International	—	—	5	—	1
Total loan charge-offs	90	125	123	140	145

Recoveries on loans previously charged-off:
Commercial	5	13	4	7	7
Real estate construction	3	5	2	3	1
Commercial mortgage	3	5	9	10	2
Residential mortgage	1	1	—	1	—
Consumer	1	1	1	2	1
Lease financing	—	6	5	4	1
International	—	4	1	—	1
Total recoveries	13	35	22	27	13
Net loan charge-offs	77	90	101	113	132
Provision for loan losses	38	47	49	57	122
Balance at end of period	$767	$806	$849	$901	$957

Allowance for loan losses as a percentage of total loans (c)	1.86%	2.06%	2.17%	2.24%	2.38%

Net loan charge-offs as a percentage of average total loans	0.77	0.92	1.03	1.13	1.32

Net credit-related charge-offs as a percentage of average total loans	0.77	0.92	1.03	1.13	1.32

(a) Primarily charge-offs of loans to real estate investors and developers.

(b) Primarily charge-offs of loans secured by owner-occupied real estate.

(c) Reflects the impact of acquired loans, which were initially recorded at fair value with no related allowance for loan losses.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2011			2010
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$30	$32	$35	$38	$44
Add: Provision for credit losses on lending-related commitments	(3)	(2)	(3)	(3)	(6)
Balance at end of period	$27	$30	$32	$35	$38

Unfunded lending-related commitments sold	$—	$3	$2	$—	$—

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2011			2010
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$258	$261	$226	$252	$258
Real estate construction:
Commercial Real Estate business line (a)	109	137	195	259	362
Other business lines (b)	3	2	3	4	4
Total real estate construction	112	139	198	263	366
Commercial mortgage:
Commercial Real Estate business line (a)	198	186	197	181	153
Other business lines (b)	275	269	293	302	304
Total commercial mortgage	473	455	490	483	457
Lease financing	5	6	7	7	10
International	7	7	4	2	2
Total nonaccrual business loans	855	868	925	1,007	1,093
Retail loans:
Residential mortgage	65	60	58	55	59
Consumer:
Home equity	4	4	6	5	5
Other consumer	5	9	7	13	6
Total consumer	9	13	13	18	11
Total nonaccrual retail loans	74	73	71	73	70
Total nonaccrual loans	929	941	996	1,080	1,163
Reduced-rate loans	29	33	34	43	28
Total nonperforming loans (c)	958	974	1,030	1,123	1,191
Foreclosed property (d)	87	70	74	112	120
Total nonperforming assets (c)	$1,045	$1,044	$1,104	$1,235	$1,311

Nonperforming loans as a percentage of total loans	2.32%	2.49%	2.63%	2.79%	2.96%
Nonperforming assets as a percentage of total loans and foreclosed property	2.53	2.66	2.81	3.06	3.24
Allowance for loan losses as a percentage of total nonperforming loans	80	83	82	80	80
Loans past due 90 days or more and still accruing	$81	$64	$72	$62	$104

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$941	$996	$1,080	$1,163	$1,098
Loans transferred to nonaccrual (e)	130	150	149	173	290
Nonaccrual business loan gross charge-offs (f)	(76)	(109)	(111)	(120)	(136)
Loans transferred to accrual status (e)	(15)	—	(4)	(4)	(10)
Nonaccrual business loans sold (g)	(15)	(9)	(60)	(41)	(12)
Payments/Other (h)	(36)	(87)	(58)	(91)	(67)
Nonaccrual loans at end of period	$929	$941	$996	$1,080	$1,163

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) Excludes loans acquired with credit impairment.

(d) Included Sterling foreclosed property of $24 million at September 30, 2011.

(e) Based on an analysis of nonaccrual loans with book balances greater than $2 million.

(f) Analysis of gross loan charge-offs:

Nonaccrual business loans	$76	$109	$111	$120	$136
Performing watch list loans	1	—	2	—	—
Consumer and residential mortgage loans	13	16	10	20	9
Total gross loan charge-offs	$90	$125	$123	$140	$145

(g) Analysis of loans sold:

Nonaccrual business loans	$15	$9	$60	$41	$12
Performing watch list loans	16	6	35	29	7
Total loans sold	$31	$15	$95	$70	$19

(h) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE)

Comerica Incorporated and Subsidiaries

	Nine Months Ended
	September 30, 2011			September 30, 2010
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$21,769	$603	3.70%	$20,963	$614	3.92%
Real estate construction loans	1,918	59	4.12	2,997	69	3.08
Commercial mortgage loans	9,902	306	4.12	10,338	321	4.15
Residential mortgage loans	1,577	63	5.34	1,610	65	5.37
Consumer loans	2,272	59	3.47	2,450	65	3.55
Lease financing	960	25	3.53	1,100	31	3.72
International loans	1,212	35	3.89	1,233	37	3.96
Business loan swap income	—	1	—	—	24	—
Total loans (a)	39,610	1,151	3.88	40,691	1,226	4.02

Auction-rate securities available-for-sale	497	3	0.75	789	6	1.04
Other investment securities available-for-sale	7,131	168	3.20	6,393	172	3.66
Total investment securities available-for-sale	7,628	171	3.03	7,182	178	3.36

Federal funds sold and securities purchased under agreements to resell	2	—	0.33	5	—	0.38
Interest-bearing deposits with banks (b)	3,555	7	0.24	3,641	7	0.25
Other short-term investments	128	2	2.14	126	1	1.64
Total earning assets	50,923	1,331	3.50	51,645	1,412	3.66

Cash and due from banks	908			809
Allowance for loan losses	(860)			(1,033)
Accrued income and other assets	4,555			4,737
Total assets	$55,526			$56,158

Money market and NOW deposits	$18,539	36	0.26	$16,035	38	0.32
Savings deposits	1,516	1	0.11	1,397	1	0.07
Customer certificates of deposit	5,666	30	0.70	5,968	42	0.94
Total interest-bearing core deposits	25,721	67	0.35	23,400	81	0.46
Other time deposits	26	—	0.38	409	9	3.04
Foreign office time deposits	402	2	0.51	462	1	0.27
Total interest-bearing deposits	26,149	69	0.35	24,271	91	0.50

Short-term borrowings	137	—	0.15	230	—	0.24
Medium- and long-term debt	5,702	50	1.17	9,521	76	1.06
Total interest-bearing sources	31,988	119	0.50	34,022	167	0.65

Noninterest-bearing deposits	16,259			14,922
Accrued expenses and other liabilities	1,129			1,080
Total shareholders’ equity	6,150			6,134
Total liabilities and shareholders’ equity	$55,526			$56,158

Net interest income/rate spread (FTE)		$1,212	3.00		$1,245	3.01

FTE adjustment		$3			$4

Impact of net noninterest-bearing sources of funds			0.19			0.22
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			3.19%			3.23%

(a) Accretion of the purchase discount on the acquired loan portfolio of $27 million increased the net interest margin by seven basis points year-to-date 2011.

(b) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 22 basis points both year-to-date 2011 and 2010.

ANALYSIS OF NET INTEREST INCOME (FTE)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	September 30, 2011			June 30, 2011			September 30, 2010
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$22,127	$207	3.70%	$21,677	$196	3.65%	$20,967	$203	3.84%
Real estate construction loans	1,699	23	5.28	1,881	17	3.75	2,625	21	3.19
Commercial mortgage loans	10,275	115	4.42	9,636	96	3.98	10,257	105	4.06
Residential mortgage loans	1,606	21	5.30	1,525	21	5.50	1,590	21	5.25
Consumer loans	2,292	20	3.56	2,243	20	3.42	2,421	21	3.53
Lease financing	936	8	3.46	958	8	3.50	1,064	10	3.69
International loans	1,163	11	4.01	1,254	12	3.80	1,178	12	3.89
Business loan swap income	—	—	—	—	—	—	—	7	—
Total loans (a)	40,098	405	4.01	39,174	370	3.79	40,102	400	3.96

Auction-rate securities available-for-sale	437	1	0.63	500	1	0.71	673	1	0.99
Other investment securities available-for-sale	7,721	54	2.87	6,907	58	3.40	6,233	54	3.54
Total investment securities available-for-sale	8,158	55	2.74	7,407	59	3.20	6,906	55	3.27

Federal funds sold and securities purchased under agreements to resell	—	—	0.44	2	—	0.33	13	—	0.31
Interest-bearing deposits with banks (b)	4,851	3	0.23	3,433	3	0.25	3,047	2	0.25
Other short-term investments	136	1	2.30	120	—	1.39	121	—	1.53
Total earning assets	53,243	464	3.47	50,136	432	3.46	50,189	457	3.64

Cash and due from banks	969			872			843
Allowance for loan losses	(814)			(859)			(1,003)
Accrued income and other assets	4,840			4,368			4,700
Total assets	$58,238			$54,517			$54,729

Money market and NOW deposits	$19,595	$13	0.25	$18,207	$11	0.26	$16,681	$13	0.31
Savings deposits	1,659	—	0.14	1,465	1	0.09	1,377	1	0.08
Customer certificates of deposit	5,878	10	0.66	5,609	10	0.70	5,808	12	0.87
Total interest-bearing core deposits	27,132	23	0.33	25,281	22	0.35	23,866	26	0.43
Other time deposits	76	—	0.38	—	—	—	65	—	0.51
Foreign office time deposits	379	1	0.52	413	1	0.52	479	1	0.36
Total interest-bearing deposits	27,587	24	0.33	25,694	23	0.35	24,410	27	0.43

Short-term borrowings	204	—	0.08	112	—	0.14	208	—	0.35
Medium- and long-term debt	5,168	16	1.23	5,821	17	1.20	8,245	25	1.21
Total interest-bearing sources	32,959	40	0.47	31,627	40	0.51	32,863	52	0.63

Noninterest-bearing deposits	17,511			15,786			14,920
Accrued expenses and other liabilities	1,135			1,132			1,104
Total shareholders’ equity	6,633			5,972			5,842
Total liabilities and shareholders’ equity	$58,238			$54,517			$54,729

Net interest income/rate spread (FTE)		$424	3.00		$392	2.95		$405	3.01

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.18			0.19			0.22
Net interest margin (as a percentage of average earning assets) (FTE) (a) (b)			3.18%			3.14%			3.23%

(a)	Accretion of the purchase discount on the acquired loan portfolio of $27 million increased the net interest margin by 20 basis points in the third quarter 2011.
(b)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 29 basis points and by 21 points in the third and second quarters of 2011, respectively, and by 19 basis points in the third quarter of 2010.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(in millions, except per share data)	2011	2011	2011	2010	2010

Commercial loans:
Floor plan	$1,209	$1,478	$1,893	$2,017	$1,693
Other	21,904	20,574	19,467	20,128	19,739
Total commercial loans	23,113	22,052	21,360	22,145	21,432
Real estate construction loans:
Commercial Real Estate business line (a)	1,164	1,343	1,606	1,826	2,023
Other business lines (b)	484	385	417	427	421
Total real estate construction loans	1,648	1,728	2,023	2,253	2,444
Commercial mortgage loans:
Commercial Real Estate business line (a)	2,271	1,930	1,918	1,937	2,091
Other business lines (b)	8,268	7,649	7,779	7,830	8,089
Total commercial mortgage loans	10,539	9,579	9,697	9,767	10,180
Residential mortgage loans	1,643	1,491	1,550	1,619	1,586
Consumer loans:
Home equity	1,683	1,622	1,661	1,704	1,736
Other consumer	626	610	601	607	667
Total consumer loans	2,309	2,232	2,262	2,311	2,403
Lease financing	927	949	958	1,009	1,053
International loans	1,046	1,162	1,326	1,132	1,182
Total loans	$41,225	$39,193	$39,176	$40,236	$40,280

Goodwill	$635	$150	$150	$150	$150
Core deposit intangible	32	—	—	—	—
Loan servicing rights	3	4	4	5	5

Tier 1 common capital ratio (c) (d)	10.57%	10.53%	10.35%	10.13%	9.96%
Tier 1 risk-based capital ratio (d)	10.65	10.53	10.35	10.13	9.96
Total risk-based capital ratio (d)	14.84	14.80	14.80	14.54	14.37
Leverage ratio (d)	11.41	11.40	11.37	11.26	10.91
Tangible common equity ratio (c)	10.43	10.90	10.43	10.54	10.39

Book value per common share	$34.94	$34.15	$33.25	$32.82	$33.19
Market value per share for the quarter:
High	35.79	39.00	43.53	43.44	40.21
Low	21.48	33.08	36.20	34.43	33.11
Close	22.97	34.57	36.72	42.24	37.15

Quarterly ratios:
Return on average common shareholders’ equity	5.91%	6.41%	7.08%	6.53%	4.07%
Return on average assets	0.67	0.70	0.77	0.71	0.43
Efficiency ratio	75.11	69.33	69.05	70.38	67.88

Number of banking centers	502	446	445	444	441

Number of employees - full time equivalent (e)	9,701	8,915	8,955	9,001	9,075

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) September 30, 2011 ratios are estimated.

(e) Included 749 Sterling employees at September 30, 2011.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	September 30,	December 31,	September 30,
(in millions, except share data)	2011	2010	2010

ASSETS
Cash and due from subsidiary bank	$3	$—	$10
Short-term investments with subsidiary bank	440	327	793
Other short-term investments	86	86	82
Investment in subsidiaries, principally banks	7,098	5,957	6,039
Premises and equipment	3	4	3
Other assets	189	181	202
Total assets	$7,819	$6,555	$7,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$722	$635	$1,155
Other liabilities	146	127	117
Total liabilities	868	762	1,272

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares at 9/30/2011 and 203,878,110 shares at 12/31/2010 and 9/30/2010	1,141	1,019	1,019
Capital surplus	2,162	1,481	1,473
Accumulated other comprehensive loss	(230)	(389)	(238)
Retained earnings	5,471	5,247	5,171
Less cost of common stock in treasury - 29,238,425 shares at 9/30/11, 27,342,518 shares at 12/31/10, and 27,394,831 shares at 9/30/10	(1,593)	(1,565)	(1,568)
Total shareholders’ equity	6,951	5,793	5,857
Total liabilities and shareholders’ equity	$7,819	$6,555	$7,129

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

					Accumulated
		Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2009	$2,151	151.2	$894	$740	$(336)	$5,161	$(1,581)	$7,029
Net income	—	—	—	—	—	181	—	181
Other comprehensive income, net of tax	—	—	—	—	98	—	—	98
Total comprehensive income								279
Cash dividends declared on preferred stock	—	—	—	—	—	(38)	—	(38)
Cash dividends declared on common stock ($0.15 per share)	—	—	—	—	—	(26)	—	(26)
Purchase of common stock	—	(0.1)	—	—	—	—	(4)	(4)
Issuance of common stock	—	25.1	125	724	—	—	—	849
Redemption of preferred stock	(2,250)	—	—	—	—	—	—	(2,250)
Redemption discount accretion on preferred stock	94	—	—	—	—	(94)	—	—
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	0.3	—	(11)	—	(8)	16	(3)
Share-based compensation	—	—	—	24	—	—	—	24
Other	—	—	—	(4)	—	—	1	(3)
BALANCE AT SEPTEMBER 30, 2010	$—	176.5	$1,019	$1,473	$(238)	$5,171	$(1,568)	$5,857

BALANCE AT DECEMBER 31, 2010	$—	176.5	$1,019	$1,481	$(389)	$5,247	$(1,565)	$5,793
Net income	—	—	—	—	—	297	—	297
Other comprehensive income, net of tax	—	—	—	—	159	—	—	159
Total comprehensive income								456
Cash dividends declared on common stock ($0.30 per share)	—	—	—	—	—	(55)	—	(55)
Purchase of common stock	—	(2.7)	—	—	—	—	(75)	(75)
Acquisition of Sterling Bancshares, Inc.	—	24.3	122	681	—	—	—	803
Net issuance of common stock under employee stock plans	—	0.8	—	(29)	—	(18)	47	—
Share-based compensation	—	—	—	29	—	—	—	29
BALANCE AT SEPTEMBER 30, 2011	$—	198.9	$1,141	$2,162	$(230)	$5,471	$(1,593)	$6,951

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended September 30, 2011	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$363	$173	$45	$(167)	$10	$424
Provision for loan losses	20	17	6	—	(5)	38
Noninterest income	77	47	56	25	(4)	201
Noninterest expenses	162	174	78	3	43	460
Provision (benefit) for income taxes (FTE)	79	10	6	(54)	(12)	29
Net income (loss)	$179	$19	$11	$(91)	$(20)	$98
Net credit-related charge-offs	$40	$28	$9	$—	$—	$77

Selected average balances:
Assets	$30,602	$5,991	$4,674	$10,176	$6,795	$58,238
Loans	29,949	5,489	4,652	2	6	40,098
Deposits	21,754	19,797	3,198	236	113	45,098

Statistical data:
Return on average assets (a)	2.34%	0.38%	0.95%	N/M	N/M	0.67%
Net interest margin (b)	4.81	3.46	3.85	N/M	N/M	3.18
Efficiency ratio	36.70	78.97	78.00	N/M	N/M	75.11

	Business	Retail	Wealth
Three Months Ended June 30, 2011	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$342	$141	$48	$(147)	$8	$392
Provision for loan losses	6	24	14	—	3	47
Noninterest income	79	46	63	11	3	202
Noninterest expenses	158	162	76	3	10	409
Provision (benefit) for income taxes (FTE)	81	4	9	(52)	—	42
Net income (loss)	$176	$(3)	$12	$(87)	$(2)	$96
Net credit-related charge-offs	$54	$22	$14	$—	$—	$90

Selected average balances:
Assets	$29,893	$5,453	$4,728	$9,406	$5,037	$54,517
Loans	29,380	4,999	4,742	48	5	39,174
Deposits	20,396	17,737	2,978	239	130	41,480

Statistical data:
Return on average assets (a)	2.35%	(0.06)%	1.03%	N/M	N/M	0.70%
Net interest margin (b)	4.65	3.22	4.07	N/M	N/M	3.14
Efficiency ratio	37.41	86.48	71.40	N/M	N/M	69.33

	Business	Retail	Wealth
Three Months Ended September 30, 2010	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$336	$133	$41	$(104)	$(1)	$405
Provision for loan losses	57	24	37	—	4	122
Noninterest income	69	45	59	12	1	186
Noninterest expenses	155	165	78	2	2	402
Provision (benefit) for income taxes (FTE)	60	(4)	(5)	(36)	(7)	8
Net income (loss)	$133	$(7)	$(10)	$(58)	$1	$59
Net credit-related charge-offs	$99	$19	$14	$—	$—	$132

Selected average balances:
Assets	$30,309	$5,777	$4,855	$9,044	$4,744	$54,729
Loans	29,940	5,314	4,824	30	(6)	40,102
Deposits	19,266	16,972	2,606	386	100	39,330

Statistical data:
Return on average assets (a)	1.75%	(0.16)%	(0.79)%	N/M	N/M	0.43%
Net interest margin (b)	4.45	3.10	3.42	N/M	N/M	3.23
Efficiency ratio	38.16	92.26	78.49	N/M	N/M	67.88

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended September 30, 2011	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$199	$166	$143	$11	$41	$21	$(157)	$424
Provision for loan losses	21	14	(7)	2	11	2	(5)	38
Noninterest income	96	32	29	4	10	9	21	201
Noninterest expenses	183	106	79	11	25	10	46	460
Provision (benefit) for income taxes (FTE)	32	29	35	1	(8)	6	(66)	29
Net income (loss)	$59	$49	$65	$1	$23	$12	$(111)	$98
Net credit-related charge-offs	$33	$32	$2	$5	$5	$—	$—	$77

Selected average balances:
Assets	$14,123	$12,110	$8,510	$1,450	$3,369	$1,705	$16,971	$58,238
Loans	13,873	11,889	8,145	1,477	3,075	1,631	8	40,098
Deposits	18,511	12,975	8,865	404	2,391	1,603	349	45,098

Statistical data:
Return on average assets (a)	1.21%	1.42%	2.70%	0.29%	2.78%	2.76%	N/M	0.67%
Net interest margin (b)	4.27	5.06	6.40	2.94	5.36	5.00	N/M	3.18
Efficiency ratio	61.73	53.15	46.18	78.07	50.15	31.23	N/M	75.11

							Finance
					Other		& Other
Three Months Ended June 30, 2011	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$204	$166	$89	$12	$41	$19	$(139)	$392
Provision for loan losses	15	20	(2)	11	5	(5)	3	47
Noninterest income	100	37	25	4	13	9	14	202
Noninterest expenses	183	108	63	12	21	9	13	409
Provision (benefit) for income taxes (FTE)	44	25	20	(2)	(2)	9	(52)	42
Net income (loss)	$62	$50	$33	$(5)	$30	$15	$(89)	$96
Net credit-related charge-offs (recoveries)	$37	$26	$3	$15	$11	$(2)	$—	$90

Selected average balances:
Assets	$14,267	$12,329	$7,081	$1,534	$3,101	$1,762	$14,443	$54,517
Loans	14,051	12,121	6,871	1,565	2,823	1,690	53	39,174
Deposits	18,319	12,458	6,175	396	2,451	1,312	369	41,480

Statistical data:
Return on average assets (a)	1.28%	1.48%	1.84%	(1.29)%	3.89%	3.33%	N/M	0.70%
Net interest margin (b)	4.46	5.35	5.19	3.14	5.88	4.40	N/M	3.14
Efficiency ratio	60.31	53.17	55.16	77.62	40.47	33.16	N/M	69.33

							Finance
					Other		& Other
Three Months Ended September 30, 2010	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$200	$157	$78	$10	$47	$18	$(105)	$405
Provision for loan losses	38	51	17	10	4	(2)	4	122
Noninterest income	99	31	21	4	10	8	13	186
Noninterest expenses	186	107	61	13	23	8	4	402
Provision (benefit) for income taxes (FTE)	27	16	7	(3)	(3)	7	(43)	8
Net income (loss)	$48	$14	$14	$(6)	$33	$13	$(57)	$59
Net credit-related charge-offs	$61	$58	$5	$6	$2	$—	$—	$132

Selected average balances:
Assets	$14,445	$12,746	$6,556	$1,528	$4,058	$1,608	$13,788	$54,729
Loans	14,276	12,556	6,357	1,549	3,802	1,538	24	40,102
Deposits	17,777	11,793	5,443	364	2,198	1,269	486	39,330

Statistical data:
Return on average assets (a)	1.04%	0.42%	0.83%	(1.58)%	3.20%	3.25%	N/M	0.43%
Net interest margin (b)	4.45	4.96	4.87	2.61	4.99	4.51	N/M	3.23
Efficiency ratio	61.47	57.12	62.01	94.50	41.39	30.65	N/M	67.88

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollar amounts in millions)	2011	2011	2011	2010	2010
Tier 1 Common Capital Ratio:
Tier 1 capital (a) (b)	$6,560	$6,193	$6,107	$6,027	$5,940
Less:
Trust preferred securities	49	—	—	—	—
Tier 1 common capital (b)	$6,511	$6,193	$6,107	$6,027	$5,940
Risk-weighted assets (a) (b)	$61,604	$58,795	$58,998	$59,506	$59,608
Tier 1 capital ratio (b)	10.65%	10.53%	10.35%	10.13%	9.96%
Tier 1 common capital ratio (b)	10.57	10.53	10.35	10.13	9.96

Tangible Common Equity Ratio:
Total common shareholders’ equity	$6,951	$6,038	$5,877	$5,793	$5,857
Less:
Goodwill	635	150	150	150	150
Other intangible assets	35	4	5	6	6
Tangible common equity	$6,281	$5,884	$5,722	$5,637	$5,701
Total assets	$60,888	$54,141	$55,017	$53,667	$55,004
Less:
Goodwill	635	150	150	150	150
Other intangible assets	35	4	5	6	6
Tangible assets	$60,218	$53,987	$54,862	$53,511	$54,848
Common equity ratio	11.42%	11.15%	10.68%	10.80%	10.65%
Tangible common equity ratio	10.43	10.90	10.43	10.54	10.39

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) September 30, 2011 Tier 1 capital and risk-weighted assets are estimated.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations.  The tangible common equity removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets.  Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.